STOCK EXCHANGE AGREEMENT

     Agreement dated as of January 18, 2000 between Lakota Technologies, Inc., a Colorado corporation ("Lakota"), on the one hand, and M. Richard Cutler ("Cutler"), Brian A. Lebrecht ("Lebrecht") and Vi Bui ("Bui") on the other hand. Each of Cutler, Lebrecht, and Bui shall be referred to as a "Shareholder" and collectively as the "Shareholders."

1.     THE  ACQUISITION.

1.1_ Purchase and Sale Subject to the Terms and Conditions of this Agreement. At the Closing to be held as provided in Section 2, Lakota shall sell the Lakota Shares (defined below) to the Shareholders and the Shareholders shall purchase the Lakota Shares from Lakota, free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws.

1.2 Purchase Price. Lakota will exchange 1,900,000 shares of its restricted common stock (the "Lakota Shares") for 190,000 shares of AGM, representing 86.3% of the outstanding common shares and preferred shares of AGM (the "AGM Shares"). The Lakota Shares shall be issued and delivered to the Shareholders as set forth in Exhibit "A" hereto.

2.     THE  CLOSING.

2.1 Place and Time. The closing of the sale and exchange of the Lakota Shares for the AGM Shares (the "Closing") shall take place at Cutler Law Group, 610 Newport Center Drive, Suite 800, Newport Beach, CA 92660 no later than the close of business (Orange County California time) on January 18, 2000 or at such other place, date and time as the parties may agree in writing.

2.2 Deliveries by the Shareholders. At the Closing, the Shareholders shall deliver the following to Lakota:

1. Certificates representing the AGM Shares, duly endorsed for transfer to Lakota and accompanied by appropriate medallion guaranteed stock powers; the Shareholders shall immediately change those certificates for, and to deliver to Lakota at the Closing, a certificate representing the AGM Shares registered in the name of Lakota (without any legend or other reference to any Encumbrance other than appropriate federal securities law limitations).

2.     The  documents  contemplated  by  Section  3.

3. All other documents, instruments and writings required by this Agreement to be delivered by the Shareholders at the Closing and any other documents or records relating to AGM's business reasonably requested by Lakota in connection with this Agreement.


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2.3          Deliveries  by  Lakota.  At  the  Closing, Lakota shall deliver the following  to  the  Shareholders:

a. The Lakota Shares for further delivery to the Shareholders as contemplated by section 1.

2.     The  documents  contemplated  by  Section  4.

3. All other documents, instruments and writings required by this Agreement to be delivered by Lakota at the Closing.

3.     CONDITIONS  TO  LAKOTA'S  OBLIGATIONS.

     The obligations of Lakota to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Lakota:

3.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits Lakota's acquisition of the AGM Shares or the Lakota Shares or that will require any divestiture as a result of Lakota's acquisition of the AGM Shares or that will require all or any part of the business of Lakota to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Lakota or AGM if this Agreement is consummated shall be pending.

3.2 Representations, Warranties and Agreements. (a) The representations and warranties of the Shareholders set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) the Shareholders shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

3.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of Lakota's acquisition of the AGM Shares shall have been obtained and shall be in full force and effect.

3.4 Resignations of Director. Effective on the Closing Date, the Shareholders, and each of them, shall have resigned as an officer, director and employee of AGM.


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4.     CONDITIONS  TO  THE  SHAREHOLDER'S  OBLIGATIONS.

     The obligations of the Shareholders to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Shareholders:

4.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits Lakota's acquisition of the AGM Shares or the Shareholder's acquisition of the Lakota Shares or that will require any divestiture as a result of Lakota's acquisition of the Shares or the Shareholder's acquisition of the Lakota Shares or that will require all or any part of the business of Lakota or AGM to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Lakota or AGM if this Agreement is consummated shall be pending.

4.2 Representations, Warranties and Agreements. (a) The representations and warranties of Lakota set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, and (b) Lakota shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

4.3 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of Lakota's acquisition of the AGM Shares and the Shareholder's acquisition of the Lakota Shares shall have been obtained and shall be in full force and effect.

4.4 Exchange of shares held by AGM shareholders. Lakota hereby agrees, represents, and warrants that, upon the receipt of a request from any shareholder of AGM, Lakota will exchange that shareholder's shares of AGM for shares of Lakota at the rate of ten (10) Lakota shares for every one (1) AGM share. A list of shareholders is attached at Exhibit A.

5.     REPRESENTATIONS  AND  WARRANTIES  OF  THE  SHAREHOLDERS.

     The Shareholders represent and warrant to Lakota that, to the Knowledge of the Shareholders (which limitation shall not apply to Section 5.3), and except as set forth in an AGM Disclosure Letter:

5.1 Organization of AGM; Authorization. AGM is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. This Agreement constitutes a valid and binding obligation of the Shareholders, enforceable against them in accordance with its terms.


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5.2          Capitalization.  The  authorized  capital  stock of AGM consists of
22,000,000 authorized shares, consisting of 20,000,000 common stock, par value $.001, and 2,000,000 preferred shares, no par $.001, of which 220,000 common shares and no preferred shares are presently issued and outstanding. No shares have been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of common stock of AGM are validly issued, fully paid and non-assessable. As of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of AGM obligating AGM to issue any additional shares of common or preferred stock or any of its securities of any kind. Except as otherwise set forth herein, AGM will not issue any shares of capital stock from the date of this Agreement through the Closing Date.

5.3 No Conflict as to AGM. Neither the execution and delivery of this Agreement nor the consummation of the sale of the AGM Shares to Lakota will (a) violate any provision of the certificate of incorporation or by-laws of AGM or
(b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement to which AGM is a party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to AGM.

5.4 Ownership of AGM Shares. The delivery of certificates to Lakota provided in Section 2.2 will result in Lakota's immediate acquisition of record and beneficial ownership of the AGM Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of AGM.

5.5 No Conflict as to AGM and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the sale of the AGM Shares to Lakota will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of AGM or any of its Subsidiaries or
(b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of AGM or any of its Subsidiaries under, any material agreement or commitment to which AGM or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of AGM or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to AGM or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section 5.5, for such matters which are not likely to have a material adverse effect on the business or financial condition of AGM and its Subsidiaries, taken as a whole.


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5.6          Consents  and  Approvals  of  Governmental Authorities. Except with respect to applicable State and Federal securities laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by AGM or Lakota or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by AGM or the consummation of the sale of the AGM Shares to Lakota.

5.7 Other Consents. No consent of any Person is required to be obtained by AGM or Lakota to the execution, delivery and performance of this Agreement or the consummation of the sale of the AGM Shares to Lakota, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of AGM or Lakota.

5.8 Financial Statements. AGM has delivered to Lakota consolidated balance sheets of AGM and its Subsidiaries as at December 31, 1998 and September 30, 1999, and statements of income and changes in financial position for the period from inception to the period then ended, together with the report thereon of AGM's independent accountant (the "AGM Financial Statements").

5.9 Title to Properties. Either AGM or one of its Subsidiaries owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the AGM Financial Statements, and all the material properties and assets purchased or otherwise acquired by AGM or any of its Subsidiaries since the date of the AGM Financial Statements. All properties and assets reflected in the AGM Financial Statements are free and clear of all material Encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the AGM Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, and all of which are listed in the AGM Disclosure Letter, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the AGM Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of AGM or any of its Subsidiaries and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of AGM and its Subsidiaries include all rights, properties and other assets necessary to permit AGM and its Subsidiaries to conduct AGM's business in all material respects in the same manner as it is conducted on the date of this Agreement.


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5.10     Buildings,  Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by AGM or its Subsidiaries are, in all respects material to the business or financial condition of AGM and its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used. AGM has not received notification that it or any of its Subsidiaries is in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of AGM and its Subsidiaries, taken as a whole or which would require a payment by AGM or Lakota or any of their subsidiaries in excess of $2,000 in the aggregate, and which has not been cured.

5.11 No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by AGM or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefor, which action is likely to have a material adverse effect on the business or financial condition of Lakota and its Subsidiaries, taken as a whole.

5.12 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving AGM or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of AGM, Lakota and any of their Subsidiaries, taken as whole, or which would require a payment by AGM or its subsidiaries in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither AGM nor any or its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of AGM, Lakota or any of their Subsidiaries, taken as a whole, or which would require a payment by AGM or its subsidiaries in excess of $2,000 in the aggregate.

5.13     Absence  of  Certain  Changes.  Since  the  date  of  the AGM Financial
Statements,  neither  AGM  nor  any  of  its  Subsidiaries  has:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of AGM and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

4. organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;

5. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

6. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

7. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

8. canceled any material debts or waived any material claims or rights, except in the ordinary course of business;

9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

10. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

11. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business,
(ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

12. made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $100,000 in the aggregate;

13. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

14. written down or been required to write down any inventory in an aggregate amount in excess of $ 2,000;

15.     entered  into  any collective bargaining or union contract or agreement;
or

16. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of AGM and its subsidiaries taken as a whole.

5.14 No Material Adverse Change. Since the date of the AGM Financial Statements, there has not been any material adverse change in the business or financial condition of AGM and its Subsidiaries taken as a whole, other than changes resulting from economic conditions prevailing in the United States precious coins, collectibles and metals industry.

5.15 Contracts and Commitments. Neither AGM nor any of its Subsidiaries is a party to any:

1. Contract or agreement (other than purchase or sales orders entered into in the ordinary course of business) involving any liability on the part of AGM or one of its Subsidiaries of more than $25,000 and not cancelable by AGM or the relevant Subsidiary (without liability to AGM or such Subsidiary) within 60 days;

2. Except with respect to the lease on its business location, lease of personal property involving annual rental payments in excess of $25,000 and not cancelable by AGM or the relevant Subsidiary (without liability to AGM or such Subsidiary) within 90 days;

3. Except with respect to the options referenced above, Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of AGM or any of its Subsidiaries;

4. Commitment, contract or agreement that is currently expected by the management of AGM to result in any material loss upon completion or performance thereof;

5. Contract, agreement or commitment that is material to the business of AGM and its Subsidiaries, taken as a whole, with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

6. Employment agreement or other similar agreement that contains any severance or termination pay, liabilities or obligations.

     All such contracts and agreements are in full force and effect. Neither AGM nor any or its Subsidiaries is in breach of, in violation of or in default under, any agreement, instrument, indenture, deed of trust, commitment, contract or other obligation of any type to which AGM or any of its Subsidiaries is a party or is or may be bound that relates to the business of AGM or any of its Subsidiaries or to which any of the assets or properties of AGM or any of its Subsidiaries is subject, the effect of which breach, violation or default is likely to materially and adversely affect the business or financial condition of AGM and its Subsidiaries, taken as a whole. Lakota has not guaranteed or assumed and specifically does not guarantee or assume any obligations of AGM or any of its Subsidiaries.

5.16 Labor Relations. Neither AGM nor any of its Subsidiaries is a party to any collective bargaining agreement. Except for any matter which is not likely to have a material adverse effect on the business or financial condition of AGM and its Subsidiaries, taken as a whole, (a) AGM and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against AGM or any of its Subsidiaries pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against AGM or any of its Subsidiaries,
(d) no representation question exists respecting the employees of AGM or any of its Subsidiaries, (e) neither AGM nor any of its Subsidiaries has experienced any strike, work stoppage or other labor difficulty, and (f) no collective bargaining agreement relating to employees of AGM or any of its Subsidiaries is currently being negotiated.

5.17 Employee Benefit Plans. No material employee pension and welfare benefit plans covering employees of AGM is (1) a multi-employer plan as defined in Section 3(37) of ERISA, or (2) a defined benefit plan as defined in Section 3(35) of ERISA, any listed individual account pension plan is duly qualified as tax exempt under the applicable sections of the Code, each listed benefit plan and related funding arrangement, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code.

5.18 Compliance with Law. The operations of AGM and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of AGM and its Subsidiaries, taken as a whole, or which would not require a payment by AGM or its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither AGM nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. AGM and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

5.19     Tax  Matters.


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1.     AGM  and  each  of its Subsidiaries (1) has filed all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only AGM and/or its Subsidiaries and not Seller or its other Affiliates (for the purposes of this Section 5.19, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and has paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

2. All consolidated or combined Tax Returns (except those described in subparagraph (a) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of AGM or any of its Subsidiaries for any taxable period have been timely filed, and the income, activities, operations and transactions of AGM and Subsidiaries have been properly included and reflected thereon. AGM shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of AGM or any Subsidiary, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, AGM's consolidated federal income tax return for such taxable years. AGM will timely file a consolidated federal income tax return for the taxable year ended December 31, 1998 and such return shall include and reflect the income, activities, operations and transactions of AGM and Subsidiaries for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of AGM and Subsidiaries for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph (b) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to AGM or any of its Subsidiaries and do not generally relate to matters affecting other members of AGM's consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. AGM has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

3. Neither AGM nor any of its Subsidiaries has agreed, or is required, to make any adjustment (x) under Section 481(a) of the Code by reason of a change in accounting method or otherwise or (y) pursuant to any provision of the Tax Reform Act of 1986, the Revenue Act of 1987 or the Technical and Miscellaneous Revenue Act of 1988.

4. Neither AGM nor any of its Subsidiaries or any predecessor or Affiliate of the foregoing has, at any time, filed a consent under Section 341(f)(1) of the Code, or agreed under Section 341(f)(3) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock.

5. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to AGM or its Subsidiaries, or their assets or operations and no power of attorney granted by AGM or any of its Subsidiaries with respect to any Tax matter is currently in force.

6. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to AGM, its Subsidiaries or their assets or operations.

7. All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

8.     No  property  of  AGM is "tax-exempt use property " within the meaning of
Section 168(h) of the Code nor property that AGM and/or its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

9. There have been delivered or made available to Lakota true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by Lakota as may be relevant to AGM, its Subsidiaries, or their assets or operations for any and all periods ending after December 31, 1998, or for any Tax years which are subject to audit or investigation by any taxing authority or entity.

10. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of AGM or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to
Section  280G  or  162  of  the  Code.

5.20     Environmental  Matters.

1. At all times prior to the date hereof, AGM and its Subsidiaries have complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances relating to the Properties (as hereinafter defined), the violation of which would have a material adverse effect on the business or financial condition of AGM and its Subsidiaries, taken as a whole, or which would require a payment by AGM or its Subsidiaries in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

2. The environmental licenses, permits and authorizations that are material to the operations of AGM and its Subsidiaries, taken as a whole, are in full force and effect.

3. Neither AGM nor any of its Subsidiaries has released or caused to be released on or about the properties currently owned or leased by AGM or any of its Subsidiaries (the "Properties") any (i) pollutants, (ii) contaminants, (iii) "Hazardous Substances," as that term is defined in Section 101(14) of the Comprehensive Environmental Response Act, as amended or (iv) "Regulated Substances," as that term in defined in Section 9001 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, which would be required to be remediated by any governmental agency with jurisdiction over the Properties under the authority of laws, regulations and ordinances as in effect and currently interpreted on the date hereof, which remediation would have a material adverse effect on the business or financial condition of AGM and its Subsidiaries, taken as a whole.

5.21 Brokers or Finders. Other than MRC Legal Services Corporation, AGM and the Shareholders have not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the AGM Shares to Lakota.

5.22 Absence of Certain Commercial Practices. Neither AGM nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of AGM or its Subsidiaries, which AGM or one of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither AGM nor any of its Subsidiaries has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers in violation of any applicable law or regulation.

5.23 Transactions with Directors and Officers. AGM and its Subsidiaries do not engage in business with any Person in which any of AGM's directors or officers has a material equity interest. No director or officer of AGM owns any property, asset or right which is material to the business of AGM and its Subsidiaries, taken as a whole.

5.24 Borrowing and Guarantees. AGM and its Subsidiaries (a) do not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and
(c) are not guarantors or sureties with respect to the obligations of any Person.

6.     REPRESENTATIONS  AND  WARRANTIES  OF  LAKOTA.

     Lakota represents and warrants to the Shareholders that, to the Knowledge of Lakota (which limitation shall not apply to Section 6.3), and except as set forth in a Lakota Disclosure Letter:

6.1 Organization of Lakota; Authorization. Lakota is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Lakota and this Agreement constitutes a valid and binding obligation of Lakota; enforceable against it in accordance with its terms.

6.2 Capitalization. The authorized capital stock of Lakota consists of 100,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share. As of October 5, 1999, Lakota had 41,778,182 shares of common stock issued and outstanding and no shares of of Preferred Stock issued and outstanding. As of the Closing Date, all of the issued and outstanding shares of common stock of Lakota are validly issued, fully paid and non-assessable. The Common Stock of Lakota is presently listed and trading on the Nasdaq Over-the-Counter Bulletin Board under the symbol "LAKO."

6.3 Ownership of Lakota Shares. The delivery of certificates to AGM provided in Section 2.3 will result in the Shareholders immediate acquisition of record and beneficial ownership of the Lakota Shares, free and clear of all Encumbrances other than as required by Federal and State securities laws.

6.4 No Conflict as to Lakota and Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the sale of the Lakota Shares to the Shareholders will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Lakota or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of Lakota or any of its Subsidiaries under, any material agreement or commitment to which Lakota or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of Lakota or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Lakota or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this
Section 6.4, for such matters which are not likely to have a material adverse effect on the business or financial condition of Lakota and its Subsidiaries, taken as a whole.

6.5 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Lakota or AGM or any of either of their Subsidiaries in connection with the execution, delivery and performance of this Agreement by Lakota or the consummation of the sale of the Lakota Shares to the Shareholders.

6.6 Other Consents. No consent of any Person is required to be obtained by AGM or Lakota to the execution, delivery and performance of this Agreement or the consummation of the sale of the Lakota Shares to the Shareholders, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of AGM or Lakota.

6.7 Financial Statements. Lakota has delivered to the Shareholders consolidated balance sheets of Lakota and its Subsidiaries as at December 31, 1998 and June 30, 1999, and statements of income and changes in financial position for each of the years in the two-year period then ended, together with the report thereon of Lakota's independent accountant (the "Lakota Financial Statements"). Such Lakota Financial Statements and notes fairly present the consolidated financial condition and results of operations of Lakota and its Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto, and shall be utilizable in any SEC filing in compliance with Rule 310 of Regulation S-B promulgated under the Securities Act.

6.8 Brokers or Finders. Other than MRC Legal Services Corporation, Lakota has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Lakota Shares to the Shareholders.

6.9 Purchase for Investment. Lakota is purchasing the AGM Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

7.     Access  and  Reporting;  Filings  With  Governmental  Authorities;  Other
Covenants.

7.1          Access  Between  the  date  of this Agreement and the Closing Date.
Each of the Shareholders and Lakota shall (a) give to the other and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of AGM or Lakota, as the case may be, and to its books and records, (b) permit the other to make inspections thereof, and (c) cause its officers and its advisors to furnish the other with such financial and operating data and other information with respect to the business and properties of such party and its Subsidiaries and to discuss with such and its authorized representatives its affairs and those of its Subsidiaries, all as the other may from time to time reasonably request.

7.3 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Shareholders shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, AGM, except for the exchange of the Lakota Shares for the AGM Shares from the Shareholders.

7.4 Regulatory Matters. The Shareholders and Lakota shall (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

8. CONDUCT OF AGM'S BUSINESS PRIOR TO THE CLOSING. The Shareholder shall use their best efforts to ensure the following:

8.1 Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, AGM shall cause conduct its businesses in all material respects in the ordinary course.

8.2 Business Organization. Between the date of this Agreement and the Closing Date, AGM shall (a) preserve substantially intact the business organization of AGM; and (b) preserve in all material respects the present business relationships and good will of AGM and each of its Subsidiaries.

8.3 Corporate Organization. Between the date of this Agreement and the Closing Date, AGM shall not cause or permit any amendment of its certificate of incorporation or by-laws (or other governing instrument) and shall not:

1. issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;

2. create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities;
3.     reclassify,  split  up  or otherwise change any of its Equity Securities;
d.     be  party  to  any  merger, consolidation or other business combination;\
4. sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of AGM and its Subsidiaries, taken as a whole, except in the ordinary course of business; or
5. organize any new Subsidiary or acquire any Equity Securities of any Person or any equity or ownership interest in any business.

8.4 Other Restrictions. Between the date of this Agreement and the Closing Date, AGM shall not:

1. borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;
2. create any material Encumbrance on any of its material properties or assets;
3. increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;
4. create or materially modify any material bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);
5.     make  any  capital  expenditure  or  acquire  any  property  or  assets;
6. enter into any agreement that materially restricts Lakota, AGM or any of their Subsidiaries from carrying on business;
7. pay, discharge or satisfy any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations reflected in the AGM Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the AGM Financial Statements; or
8.     cancel  any  material  debts  or  waive  any  material  claims or rights.

9.     DEFINITIONS.

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.

9.1 "Business Day" C Any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

9.2          "Code"  C  The  Internal  Revenue  Code  of  1986,  as  amended.

9.3 "Encumbrances" C Any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer arising under Federal or state securities laws.
9.4 "Equity Securities" C See Rule 3aB11B1 under the Securities Exchange Act of 1934.
9.5 "ERISA" C The Employee Retirement Income Security Act of 1974, as amended.
9.6 "Governmental Body" C Any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof.
9.7          "Knowledge"  C  Actual  knowledge,  after reasonable investigation.
9.8 "Person" C Any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.
9.9 "Subsidiary" C With respect to any Person, any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

10.     TERMINATION.

10.1 Termination. This Agreement may be terminated before the Closing occurs only as follows:

1.     By  written  agreement  of  the  Shareholders  and  Lakota  at  any time.

2. By Lakota, by notice to the Shareholders at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

3. By the Shareholders, by notice to Lakota at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

4. By either the Shareholders or Lakota, by notice to the other at any time after January 31, 2000.

10.2     Effect  of  Termination.  If  this  Agreement is terminated pursuant to
Section 10.1, this Agreement shall terminate without any liability or further obligation of any party to another.

13. NOTICES. All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).

     (a)          If  to  Lakota:
                  2849  Paces  Ferry  Road,  Suite  710
                  Atlanta,  GA  30339
                  Attn:  Ken  Honeyman,  President
                  Facsimile  (770)  433-9194

     (b)          If  to  the  Shareholders:
                  c/o  Cutler  Law  Group
                  610  Newport  Center  Drive,  Suite  800
                  Newport  Beach,  CA  92660
                  Facsimile  No.:  (949)  719-1988
                  Attention:  M.  Richard  Cutler,  Esq.

14.     MISCELLANEOUS.

14.2 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

14.3 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

14.4 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

14.5 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

14.7 Governing Law, Venue. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of California, without regard to the conflicts of law principles thereof. Venue for any cause of action brought to enforce any part of this Agreement shall be in Orange County, California.

14.8 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of AGM shall be needed in connection with any merger or consolidation of Lakota with or into another entity.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective offi-cers, hereunto duly authorized, and entered into as of the date first above written.


LAKOTA  TECHNOLOGIES,  INC.
a  Colorado  corporation

  /s/  Ken  Honeyman                              /s/ M.  Richard  Cutler
________________________________                _______________________________
By:  Ken  Honeyman,  President                    M. Richard  Cutler



/s/  Howard  Wilson                              /s/ Brian  A.  Lebrecht
________________________________              _________________________________
Attested  to  by  Howard Wilson, Secretary      Brian A. Lebrecht



/s/  Majed Jalali                               /s/ Vi  Bui
________________________________              _________________________________
By: Majed Jalali, on behalf of the              Vi Bui
Lakota  Board  of  Directors

                                    EXHIBIT A

                                AGM SHAREHOLDERS

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

COMMON STOCK            AGM
NAME                    SHARES   LAKOTA SHARES
----------------------  -------  -------------
M. Richard Cutler       133,000      1,330,000
Brian A. Lebrecht        28,500        285,000
Vi Bui                   28,500        285,000
Albert Aimers             1,500         15,000
Carl Berg                   500          5,000
Mary Berg                   500          5,000
Julie Gately                500          5,000
Kelly Gately                500          5,000
Craig V. Butler             500          5,000
Steve Melanese              500          5,000
Katherin Melanese           500          5,000
Donna Parham                500          5,000
Hal Parham                  500          5,000
Jeff Willmann             1,500         15,000
Elaine Arritt             1,000         10,000
Gerald Feldman              500          5,000
Cynthia Feldman             500          5,000
Susan Cutler Egbert         500          5,000
James Scott Egbert          500          5,000
Ryan James Egbert           500          5,000
Scott Cutler Egbert         500          5,000
Jonathan Samuel Egbert      500          5,000
James Stubler             1,500         15,000
Maria Destino               500          5,000
M. DeVerl Cutler            500          5,000
Geneal B. Cutler            500          5,000
Mark F. Skiba               500          5,000
Sherilynn Skiba             500          5,000
Bradley J. Skiba            500          5,000
Beckie Skiba                500          5,000
Jeffery Skiba               500          5,000
Stephanie Skiba             500          5,000
Andre Peschong            1,000         10,000
Jaime Ceniceros           2,500         25,000
William Lebrecht            500          5,000
Wilmadean Lebrecht          500          5,000
Mitchell Lebrecht           500          5,000
Karen Lebrecht              500          5,000
Urban Smedeby             1,000         10,000
Stephanie Crumpler        2,500         25,000
Thomas Judd                 500          5,000
Suzanne Judd                500          5,000
Thomas Judd, Jr.            500          5,000
Merry Chris Judd            500          5,000
Jack Thompsen             1,000         10,000
Totals                  220,000      2,200,000
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